UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2009

SUBAYE, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-62236	35-2089848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Dabeilu, Shiqiao, Panyu,
Guangzhou,
Guangdong, China 511400
(Address of principal executive offices) (Zip Code)

(86) 20-3999-0266
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On November 17, 2009, Subaye, Inc. (the “Company”) appointed Larry G. Schafran to serve as a member of the Board of Directors.  The Company currently has no committees of the Board of Directors.

Mr. Schafran has served as the managing principal of Providence Capital, Inc., a  private investment and advisory firm based in New York City, since 2003. Mr. Schafran currently serves as a director and chairman of the Audit Committee for SulphCo, Inc., RemoteMDx, Inc., National Patent Development Corp., and Tarragon Realty Investors, Inc., and is a director and serves on the Audit Committee for ElectroEnergry, Inc.

The Company believes Mr. Schafran qualifies as an independent member of the Board of Directors.  In determining the independence of its Directors, the Company uses the definition of independence as outlined in the NASDAQ Corporate Governance Rules at www.nasdaq.com.

The Company has adopted a compensation arrangement for independent directors.  Under this agreement, Mr. Schafran will receive $1,000.00 for each meeting of the Board of Directors he attends in person and $500.00 for each meeting of the Board of Directors in which he participates by telephone or video conference.  Additionally, he will receive an annual payment of either (i) 10,000 shares of the Company’s common stock, par value $0.001, which shall be paid in quarterly grants of 2,500 shares, or (ii) an option to purchase 20,000 shares of the Company’s common stock, ¼ of which shall vest each quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 17, 2009

SUBAYE, INC.

By:	/s/ Zhiguang Cai
Name:	Zhiguang Cai
Title:	Chief Executive Officer